Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-3 Nos. 333-109365, 333-115248, and 333-109310) of National Rural Utilities Cooperative Finance Corporation and in the related Prospectuses of our report dated July 28, 2004, except for paragraph three of Note 14(e), as to which the date is August 3, 2004, with respect to the consolidated financial statements of National Rural Utilities Cooperative Finance Corporation as of May 31, 2004 and for the year then ended and the combined financial statements of National Rural Utilities Cooperative Finance Corporation and Rural Telephone Finance Cooperative as of May 31, 2003 and for the years ended May 31, 2003 and 2002, included in this Annual Report (Form 10-K) for the year ended May 31, 2004.

/s/ ERNST & YOUNG LLP

McLean, Virginia

August 13, 2004